April 23, 2003                  Craig A. Creaturo
                                Chief Accounting Officer and Treasurer
                                (724) 352-4455
                                ccreaturo@ii-vi.com
                                II-VI Homepage:  www.ii-vi.com



                          II-VI INCORPORATED
                   REPORTS INCREASES IN THIRD QUARTER
                         REVENUES AND EARNINGS


PITTSBURGH, PA., April 23, 2003 -- II-VI Incorporated (NASDAQ NMS:
IIVI) today reported earnings for its third fiscal quarter ended March 31, 2003. Net earnings for the quarter were $3,019,000
($0.21 per share-diluted). These results compare with net earnings of $1,164,000 ($0.08 per share-diluted) in the third quarter of last fiscal year. For the nine months ended March 31, 2003, net earnings were $7,994,000 ($0.56 per share-diluted). This compares with net earnings of $5,248,000 ($0.37 per share-diluted) for the same period last fiscal year.

Bookings for the quarter increased 2% to $37,072,000 from $36,467,000 in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2003 increased 16% to $103,978,000 from $89,453,000 the same period last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues over the next 12 months.

Revenues for the quarter increased 18% to $32,356,000 from $27,441,000 in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2003 increased 14% to $95,358,000 from $83,580,000 for the same period last fiscal year.

Francis J. Kramer, president and chief operating officer said, "Our financial achievements in the past quarter and for the fiscal year to date reflect continued growth in the demand for II-VI products.
Company operating performance has improved during the past year due to increased productivity and cost reductions."

Kramer continued, "II-VI remains committed to achieving our revenue and earnings goals in spite of the current economic and geo-political conditions. We also will continue to strengthen our balance sheet and reduce our debt, which we decreased by more than 15% in this past quarter alone."

                    Segment Bookings and Revenues

Bookings for the quarter for infrared optics increased approximately 50% to $22.1 million from $15.0 million in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2003 for infrared optics increased approximately 50% to $61.3 million from $40.6 million for the same period last fiscal year. Revenues for the quarter for infrared optics increased approximately 30% to $19.8 million from $15.0 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2003 for infrared optics increased approximately 20% to $55.7 million from $45.5 million for the same period last fiscal year.

Bookings for the quarter for near-infrared optics increased approximately 50% to $6.8 million from $4.5 million in the third quarter of last fiscal year. Bookings for the nine months ended
March 31, 2003 for near-infrared optics increased approximately 5% to $18.7 million from $17.9 million for the same period last fiscal year. Revenues for the quarter for near-infrared optics held steady at $5.6 million compared to the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2003 for near-infrared optics also held steady at $16.8 million compared to the same period last fiscal year.

Bookings for the quarter for military optics decreased approximately 35% to $7.3 million from $11.0 million in the third quarter of the last fiscal year. Bookings for the nine months ended March 31, 2003 for military optics decreased approximately 20% to $18.6 million from $23.3 million for the same period last fiscal year. Revenues for the quarter for military optics decreased approximately 5% to $4.8 million as compared to $5.2 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2003 for military optics increased approximately 5% to $16.4 million from $16.0 million for the same period last fiscal year.

Combined bookings for the quarter for the eV PRODUCTS division and silicon carbide products were $0.9 million compared to $6.0 million in the third quarter of the last fiscal year. Combined bookings for the nine months ended March 31, 2003 for these same two groups were $5.5 million compared to $7.7 million for the same period last fiscal year. Revenues for the quarter from these two groups were $2.2 million compared to $1.6 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2003 for these two groups were $6.4 million compared to $5.2 million for the same period last fiscal year.

                                 Outlook

For the fourth fiscal quarter ending June 30, 2003, the Company currently forecasts revenues to approximate $32 million and earnings per share to range from $0.17 to $0.21. For the fiscal year ending June 30, 2003, the Company currently expects revenues to increase approximately 15% and income from operations (defined as net earnings before income taxes, interest and other income or expense) to increase approximately 50%, from the previous fiscal year.


The Company currently expects revenues and income from operations for the fiscal year ending June 30, 2004 to each increase approximately 10% from the fiscal year ending June 30, 2003. As discussed in more detail below, actual results may differ from these forecasts due to factors such as changes in product demand, competition and general economic conditions.




                           Webcast Information

The Company will host a conference call at 10:00 a.m. EDT on Thursday, April 24, 2003 to discuss these quarterly results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at www.firstcallevents.com/service/ajwz379228755gf12.html . Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company is developing single crystal silicon carbide growth and fabrication capabilities.

This press release contains forward looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Any information which is not historical in nature constitutes such forward-looking statements. Actual results may differ from the results described in any forward looking statements due to, among other things, changes in market demand for infrared, near-infrared and military infrared optics, and products of the eV PRODUCTS division, the Company's ability to maintain or increase market share, the Company's ability to effectively address market opportunities, and general market and economic conditions throughout the world. Additional information on potential factors that could affect the Company's financial results was included in the Company's Form 10-K/A for the year ended June 30, 2002 as filed with the Securities and Exchange Commission.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.











II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)


                                             Three Months Ended
                                                 March 31,

                                             2003          2002
                                           ------        ------
Revenues

Net sales                                 $29,305       $26,156
Contract research and development           3,051         1,285
                                           ------        ------
                                           32,356        27,441
                                           ------        ------

Costs, Expenses & Other Income

Cost of goods sold                         17,238        18,122
Contract research and development           2,826         1,726
Internal research and development             435         1,153
Selling, general and administrative         7,664         4,824
Interest expense                              174           313
Other expense (income), net                   (93)         (353)
                                           ------        ------
                                           28,244        25,785
                                           ------        ------


Earnings Before Income Taxes                4,112         1,656

Income Taxes                                1,093           492
                                           ------        ------

Net Earnings                              $ 3,019       $ 1,164
                                           ======        ======

Diluted Earnings Per Share                $  0.21       $  0.08
                                           ======        ======

Average Shares Outstanding - Diluted       14,440        14,374














II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)


                                             Nine Months Ended
                                                 March 31,

                                             2003          2002
                                           ------        ------
Revenues

Net sales                                 $87,412       $78,113
Contract research and development           7,946         5,467
                                           ------        ------
                                           95,358        83,580

Costs, Expenses & Other Expense

Cost of goods sold                         52,865        52,475
Contract research and development           7,202         4,603
Internal research and development           1,946         3,488
Selling, general and administrative        21,551        15,345
Interest expense                              699         1,213
Other expense (income) - net                  394        (1,013)
                                           ------        ------
                                           84,657        76,111
                                           ------        ------

Earnings Before Income Taxes               10,701         7,469

Income Taxes                                2,707         2,221
                                           ------        ------

Net Earnings                              $ 7,994       $ 5,248
                                           ======        ======

Diluted Earnings Per Share                $  0.56       $  0.37
                                           ======        ======

Average Shares Outstanding - Diluted       14,381        14,337
















II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)


                                             March 31,        June 30,
                                               2003            2002
                                             --------         -------

Assets

Current Assets
  Cash and cash equivalents                 $ 13,196         $  9,610
  Accounts receivable, net                    21,811           21,541
  Inventories                                 23,673           19,741
  Deferred income taxes                        3,589            3,457
                                             -------          -------
  Other current assets                         1,974            1,488

    Total Current Assets                      64,243           55,837

Property, Plant & Equipment, net              57,315           60,711
Goodwill, net                                 28,987           28,987
Investments                                    1,781            1,850
Other Intangible Assets, net                   4,514            3,233
Other Assets                                   1,368            1,283
                                             -------          -------
                                            $158,208         $151,901
                                             =======          =======


Liabilities and Shareholders' Equity

Current Liabilities
  Accounts payable                          $  5,564         $  3,970
  Current portion of long-term debt            6,300            5,068
  Other current liabilities                   14,903           11,053
                                             -------          -------
    Total Current Liabilities                 26,767           20,091


Long-Term Debt--less current portion          19,448           29,435

Other Liabilities,
primarily deferred income taxes                5,620            4,715

Shareholders' Equity                         106,373           97,660
                                             =======          =======
                                            $158,208         $151,901

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